EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                IMRGLOBAL CORP.,

                             IMRGLOBAL OXFORD CORP.,

                             ORION CONSULTING, INC.,

                                       AND

                              GEORGE M. ARSENAULT,

                 INDIVIDUALLY AND AS SHAREHOLDER REPRESENTATIVE

                                       OF

                   THE SHAREHOLDERS OF ORION CONSULTING, INC.


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

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS....................................  1
     Section 1.1  DEFINITIONS.....................................................  1

                                   ARTICLE II
                                   THE MERGER.....................................  7
     Section 2.1  THE MERGER......................................................  7
     Section 2.2  EFFECTIVE TIME OF THE MERGER....................................  7
     Section 2.3  CLOSING.........................................................  7
     Section 2.4  EFFECTS OF THE MERGER...........................................  7
     Section 2.5  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.............  8
     Section 2.6  SHAREHOLDER REPRESENTATIVE......................................  8

                                   ARTICLE III
             CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...................  9
     Section 3.1  EFFECT ON CAPITAL STOCK.........................................  9
     Section 3.2  EXCHANGE OF CERTIFICATES........................................ 10
     Section 3.3  LOST, STOLEN OR DESTROYED CERTIFICATES.......................... 10
     Section 3.4  DISSENTING SHARES............................................... 11

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF THE
                                ORION SHAREHOLDERS................................ 11
     Section 4.1  TITLE TO THE ORION COMMON STOCK................................. 11
     Section 4.2  ORGANIZATION.................................................... 12
     Section 4.3  CAPITALIZATION.................................................. 12
     Section 4.4  AUTHORITY OF THE ORION SHAREHOLDERS ............................ 12
     Section 4.5  AUTHORITY OF ORION.............................................. 13
     Section 4.6  CONSENTS AND APPROVALS; NO VIOLATIONS........................... 13
     Section 4.7  NO UNDISCLOSED LIABILITIES...................................... 14
     Section 4.8  EMPLOYEE BENEFIT PLANS.......................................... 14
     Section 4.9  OTHER BENEFIT PLANS............................................. 17
     Section 4.10  LITIGATION..................................................... 17
     Section 4.11  COMPLIANCE WITH APPLICABLE LAW................................. 17
     Section 4.12  BOARD ACTION; VOTE REQUIRED.................................... 18
     Section 4.13  TAX RETURNS AND AUDITS......................................... 18
     Section 4.14  MATERIAL CONTRACTS............................................. 18
     Section 4.15  INSURANCE...................................................... 19
     Section 4.16  SUBSIDIARIES................................................... 20



     Section 4.17  REAL PROPERTY.................................................. 20
     Section 4.18  ENVIRONMENTAL AND EMPLOYEE SAFETY MATTERS...................... 20
     Section 4.19  INTELLECTUAL PROPERTY.......................................... 21
     Section 4.20  TANGIBLE PERSONAL PROPERTY..................................... 24
     Section 4.21  EMPLOYEES AND INDEPENDENT CONTRACTORS.......................... 24
     Section 4.22  FINANCIAL STATEMENTS........................................... 24
     Section 4.23  EVENTS SUBSEQUENT TO MARCH 31, 1999............................ 25
     Section 4.24  NOTES AND ACCOUNTS RECEIVABLE.................................. 27
     Section 4.25  ORDINARY COURSE................................................ 27
     Section 4.26  ACCOUNTING MATTERS............................................. 27
     Section 4.27  AMBULATORY PAYMENT CLASSIFICATION.............................. 27
     Section 4.28  DISCLOSURE..................................................... 28

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF IMRGLOBAL AND THE MERGERSUB........................... 28
     Section 5.1  ORGANIZATION.................................................... 28
     Section 5.2  AUTHORITY....................................................... 28
     Section 5.3  CONSENTS AND APPROVALS; NO VIOLATIONS........................... 29
     Section 5.4  ISSUANCE OF IMRGLOBAL COMMON STOCK.............................. 29
     Section 5.5  SEC REPORTS AND FINANCIAL STATEMENTS............................ 29
     Section 5.6  INSURANCE.  Schedule 5.6 sets forth the material insurance policies maintained by IMRglobal.  Except as.......................... 30

                                   ARTICLE VI
                                   COVENANTS...................................... 30
     Section 6.1  PRE-CLOSING COVENANTS........................................... 30
     Section 6.2  POST-CLOSING COVENANTS.......................................... 32

                                   ARTICLE VII
                               ADDITIONAL AGREEMENTS.............................. 34
     Section 7.1  EXPENSES........................................................ 34
     Section 7.2  BROKERS OR FINDERS.............................................. 34
     Section 7.3  CONFIDENTIALITY/NON-DISCLOSURE.................................. 35
     Section 7.4  POOLING OF INTERESTS............................................ 35
     Section 7.5  RESTRICTED SHARES............................................... 35
     Section 7.6  REGISTRATION RIGHTS............................................. 36
     Section 7.7  CONDITIONS TO REGISTRATION...................................... 36
     Section 7.8  REGISTRATION PROCEDURES......................................... 37
     Section 7.9  TAX TREATMENT................................................... 39
     Section 7.10  NASDAQ LISTING................................................. 39
     Section 7.11  CONTINGENT FEES................................................ 39

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

     Section 7.12  INSURANCE...................................................... 39

                                  ARTICLE VIII
                           INDEMNIFICATION; SURVIVAL.............................. 39
     Section 8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................... 39
     Section 8.2  INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF IMRGLOBAL......... 39
     Section 8.3  INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE ORION
                   SHAREHOLDERS................................................... 40
     Section 8.4  MATTERS INVOLVING THIRD PARTIES................................. 40
     Section 8.5  DETERMINATION OF ADVERSE CONSEQUENCES........................... 41
     Section 8.6  OTHER INDEMNIFICATION PROVISIONS................................ 42

                                   ARTICLE IX
                              CONDITIONS TO CLOSING............................... 42
     Section 9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY......................... 42
     Section 9.2  CONDITIONS TO OBLIGATIONS OF IMRGLOBAL AND THE MERGERSUB........ 43
     Section 9.3  CONDITIONS TO OBLIGATIONS OF THE ORION SHAREHOLDERS AND ORION... 44

                                    ARTICLE X
                           TERMINATION AND AMENDMENT.............................. 46
     Section 10.1  TERMINATION.................................................... 46
     Section 10.2  EFFECTS OF TERMINATION......................................... 46

                                   ARTICLE XI
                                  MISCELLANEOUS................................... 46
     Section 11.1  NOTICES........................................................ 46
     Section 11.2  INTERPRETATION................................................. 48
     Section 11.3  COUNTERPARTS................................................... 48
     Section 11.4  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES................. 48
     Section 11.5  GOVERNING LAW.................................................. 48
     Section 11.6  ASSIGNMENT..................................................... 48
     Section 11.7  AMENDMENT...................................................... 48
     Section 11.8  EXTENSION; WAIVER.............................................. 48
     Section 11.9  MATERIALITY OF REPRESENTATIONS AND WARRANTIES.................. 49
     Section 11.10  JURISDICTION.................................................. 49

                                    EXHIBITS

Exhibit 1.1       -        List of Orion Shareholders
Exhibit 2.1       -        Plan of Merger
Exhibit 2.5       -        Officers of the Surviving Corporation
Exhibit 2.6       -        Shareholder Representative Agreement

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
Exhibit 3.2       -        Irrevocable Authority
Exhibit 4.3       -        Shares of Orion Common Stock Outstanding
Exhibit 4.22      -        Financial Statements
Exhibit 6.2(d)    -        Orion Shareholders subject to Non-Competition/
                                   Non-Solicitation
Exhibit 7.2       -        Brokers or Finders
Exhibit 7.5       -        Shareholder Certificate
Exhibit 9.2(f)    -        Employment and/or Non-Competition and
                                  Non-Solicitation Agreements
Exhibit 9.2(i)    -        Campanella Employment Agreement

                                       SCHEDULES

Schedule 4.6      -        Consents, Approvals and Violations
Schedule 4.8      -        Employee Benefit Plans
Schedule 4.9      -        Other Benefit Plans
Schedule 4.10     -        Litigation
Schedule 4.11     -        Compliance with Applicable Law
Schedule 4.13     -        Tax Returns and Audits
Schedule 4.14     -        Material Contracts
Schedule 4.15     -        Insurance
Schedule 4.16     -        Subsidiaries
Schedule 4.17     -        Real Property
Schedule 4.18     -        Environmental and Employee Safety Matters
Schedule 4.19     -        Intellectual Property
Schedule 4.20     -        Tangible Personal Property
Schedule 4.21     -        Employees and Independent Contractors
Schedule 4.23     -        Events Subsequent to March 31, 1999
Schedule 4.24     -        Notes and Accounts Receivable
Schedule 5.6      -        Insurance

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 11, 1999, by and among IMRglobal Corp., formerly Information Management Resources, Inc., a Florida corporation ("IMRglobal"), IMRglobal Oxford Corp., a Florida corporation and a wholly-owned subsidiary of IMRglobal (the "MergerSub"), Orion Consulting, Inc., an Ohio corporation ("Orion"), George M. Arsenault, individually ("Arsenault") and as attorney-in-fact (the "Shareholder Representative") for the shareholders set forth in Exhibit 1.1 to this Agreement (referred to collectively in this Agreement as the "Orion Shareholders"). IMRglobal, the MergerSub, Orion, and the Orion Shareholders are referred to collectively in this Agreement as the "Parties."

                                   BACKGROUND

         The Board of Directors of IMRglobal, the MergerSub, and Orion, each has approved the terms and conditions of the business combination transaction provided for in this Agreement, pursuant to which Orion will merge with and into the MergerSub and will become a wholly-owned subsidiary of IMRglobal (the "Merger"). The Orion Shareholders, who beneficially own and hold of record shares collectively representing at least 98% of the voting stock of Orion, have approved this Agreement and the transactions contemplated by this Agreement. As a result of the Merger, each outstanding share of Orion Common Stock (as defined below) will be converted into the right to receive the consideration provided in this Agreement. For accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests." Accordingly, in consideration of the mutual representations, warranties, covenants, and agreements set forth below, the parties to this Agreement agree as follows:

                                      TERMS

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the meanings specified below, which apply to both the singular and the plural forms of such terms:

         "ADVERSE CONSEQUENCES" means actual assessments, levies, losses, fines, penalties, obligations, payments, judgments, Liabilities, damages, costs and expenses, including attorneys', accountants', investigators', and experts' fees and expenses. Adverse Consequences shall not include any punitive, special or consequential damages that may be awarded in any lawsuit against a Party to this Agreement in favor of another Party to this Agreement, but shall include any punitive, special or consequential damages awarded to any third party.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AGREEMENT" has the meaning set forth in the preface of this Agreement.

         "ARSENAULT" has the meaning set forth in the preface of this Agreement.

         "ARTICLES OF MERGER" has the meaning set forth in Section 2.2.

         "BENEFIT PLANS" has the meaning set forth in Section 4.8(a).

         "CERTIFICATES" has the meaning set forth in Section 3.2(a).

         "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.2.

         "CLOSING" has the meaning set forth in Section 2.2.

         "CLOSING DATE" has the meaning set forth in Section 2.3.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated February 18, 1999, between Orion and IMRglobal.

         "CONSIDERATION SHARES" has the meaning set forth in Section 3.1(c)

         "CONSTITUENT CORPORATIONS" has the meaning set forth in Section 2.4(a).

         "COVENANTING SHAREHOLDERS" has the meaning set forth in Section 6.2(d).

         "DISSENTING SHARES" has the meaning set forth in Section 3.1(c).

         "EFFECTIVE TIME" has the meaning set forth in Section 2.2.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any Person that, together with Orion, may be or was at any time since May 1, 1994, treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Orion is or has been a general partner.

         "ERISA PLANS" has the meaning set forth in Section 4.8(a).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE RATIO" has the meaning set forth in Section 3.1(c).

         "FBCA" means the Florida Business Corporation Act, as amended.

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         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.22.

         "GAAP" means United States generally accepted accounting principles as defined by the Financial Accounting Standards Board and the SEC in effect from time to time.

         "GOVERNMENTAL ENTITY" has the meaning set forth in Section 4.6.

         "HARDWARE" has the meaning set forth in Section 4.19(b)(v).

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IMRGLOBAL" has the meaning set forth in the preface of this Agreement.

         "IMRGLOBAL COMMON STOCK" has the meaning set forth in Section 3.1(c).

         "IMRGLOBAL SEC DOCUMENTS" has the meaning set forth in Section 5.5.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.4(a).

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8.4(a).

         "INFORMATION" has the meaning set forth in Section 7.3.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.19(a).

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means the actual Knowledge of an Orion Shareholder after reasonable investigation in a manner consistent with the level of responsibility within Orion of such shareholder.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LICENSE AGREEMENTS" has the meaning set forth in Section 4.19(b)(ii).

         "LICENSED INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.19(a).

         "LICENSED SOFTWARE" has the meaning set forth in Section 4.19(b)(i).

         "MARKET PRICE" means the average of the closing price per share of IMRglobal Common Stock on Nasdaq on the trading days during the 30 calendar days ending one business day immediately prior to the date of the Closing, or June 14, 1999 whichever shall first occur.

         "MATERIAL ADVERSE EFFECT" means such event, change, or effect is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), businesses, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

         "MERGER" has the meaning set forth in the Background section of this Agreement.

         "MERGER AGREEMENT" has the meaning set forth in Section 2.1.

         "MERGER CONSIDERATION" has the meaning set forth in Section 3.1(c).

         "MERGERSUB" has the meaning set forth in the preface to this Agreement.

         "MERGERSUB COMMON STOCK" has the meaning set forth in Section 3.1(a).

         "NASDAQ" means the Nasdaq Stock Market's National Market.

         "NET WORK IN PROGRESS" means net work in progress at March 31, 1999 as shown on the Financial Statements.

         "OGCL" means the Ohio General Corporation Law.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "ORION" has the meaning set forth in the preface to this Agreement.

         "ORION COMMON STOCK" has the meaning set forth in Section 3.1(c).

         "ORION SHAREHOLDERS" has the meaning set forth in the preface of this Agreement.

         "PARTIES" has the meaning set forth in the preface of this Agreement.

         "PERMITS" has the meaning set forth in Section 4.11.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PROCESSES" has the meaning set forth in Section 4.19(b)(vi).

         "PROPRIETARY INTELLECTUAL PROPERTY" has the meaning set forth in
Section 4.19(a).

         "PROPRIETARY SOFTWARE" has the meaning set forth in Section 4.19(b)(i).

         "REGISTRABLE SHARES" has the meaning set forth in Section 7.6.

         "SEC" means the Securities and Exchange Commission.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SENIOR MANAGEMENT TEAM" is comprised of Arsenault, Edward Knell, William Plato, Richard B. Schmitz, and those persons identified in EXHIBIT 6.2(D).

         "SHAREHOLDER CERTIFICATE" has the meaning set forth in Section 7.5.

         "SHAREHOLDER REPRESENTATIVE" has the meaning set forth in the preface above.

         "SOFTWARE" has the meaning set forth in Section 4.19(b)(i).

         "SUBSIDIARY" means, with respect to any party, any corporation, or other entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships whose general partnership interests held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2.4(a).

         "SURVIVING CORPORATION COMMON STOCK" has the meaning set forth in
Section 3.1(a).

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code /section/ 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.4(a).

         "VOTING DEBT" has the meaning set forth in Section 4.3.

         "YEAR 2000 COMPLIANT" has the meaning set forth in Section 4.19(b)(vi).

                                  ARTICLE II
                                  THE MERGER

     Section 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and the Plan of Merger in substantially the form attached as
EXHIBIT 2.1 (the "Merger Agreement") and in accordance with the FBCA and the OGCL, Orion shall be merged with and into the MergerSub. Unless the context otherwise requires, the term "Agreement" includes the Merger Agreement.

     Section 2.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") and a certificate of merger ("Certificate of Merger") have been duly prepared, executed, and acknowledged by the MergerSub and Orion, as required, and will be delivered to the Secretaries of State of Florida and Ohio for filing, in accordance with the FBCA and OGCL, respectively, as soon as practicable on or after the closing of the transactions contemplated by this Agreement (the "Closing"). The Merger will become effective at such time as is provided in the Articles of Merger (the "Effective Time"), which shall be on or after the time the Certificate of Merger is filed with the Secretaries of the State of Ohio and Florida.

     Section 2.3 CLOSING. The Closing will take place on June 10, 1999 or as soon as practicable (but no more than three business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing or such other date as IMRglobal and Orion may mutually determine, but in no event later than June 24, 1999 (the "Closing Date"), at a mutually agreed upon place.

     Section 2.4 EFFECTS OF THE MERGER. (a) At and after the Effective Time (i) the separate existence of Orion will cease and Orion shall be merged with and into the MergerSub (the MergerSub and Orion are sometimes referred to in this Agreement as the "Constituent Corporations"); (ii) the MergerSub will continue as the surviving corporation of the Merger under the laws of Florida (the "Surviving Corporation"); (iii) the Merger will have all of the effects provided by the Articles of Merger and applicable law; (iv) the articles of incorporation of the MergerSub in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation, with the exception that the name of the Surviving Corporation shall become IMRglobal - Orion Consulting, Inc.; and (v) the bylaws of the MergerSub as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation.

         (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties, of each of the Constituent Corporations; and all the singular rights, privileges, immunities, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, Liabilities, and duties of the Constituent Corporations shall attach to, and be assumed by, the Surviving Corporation, and may be enforced against it to the same extent as if such debts and Liabilities had been incurred by it.

     Section 2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of the MergerSub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. The officers of the Surviving Corporation shall be those listed in EXHIBIT 2.5, and such officers shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

     Section 2.6 SHAREHOLDER REPRESENTATIVE. Each Orion Shareholder shall execute and deliver a Shareholder Representative Agreement in substantially the form attached as EXHIBIT 2.6 to this Agreement designating George M. Arsenault as the Shareholder Representative and authorizing and empowering the Shareholder Representative to act for and on behalf of all Orion Shareholders in all matters relating to the transactions contemplated by this Agreement, including receipt on the Orion Shareholders' behalf of all Consideration Shares and other deliveries by IMRglobal pursuant to the terms of this Agreement and the resolution of all post-Closing matters and disputes, including but not limited to indemnification claims pursuant to Article VIII below. IMRglobal and the MergerSub shall be entitled to deal solely and exclusively with the Shareholder Representative and to rely upon his authority to act for and on behalf of the Orion Shareholders in all matters.

                                   ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 3.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent
Corporations:

         (a) CAPITAL STOCK OF THE MERGERSUB. Each issued and outstanding share of common stock, par value $0.01 per share, of the MergerSub (the "MergerSub Common Stock"), shall remain outstanding (the "Surviving Corporation Common Stock"). Each certificate representing shares of the MergerSub Common Stock at the Effective Time shall represent an equal number of shares of the Surviving Corporation Common Stock.

         (b) CANCELLATION OF CERTAIN SHARES OF ORION COMMON STOCK. Each share of Orion Common Stock that is owned by Orion as treasury stock and each share of Orion Common Stock, if any, that is owned by IMRglobal, the MergerSub or any other Subsidiary of IMRglobal or Orion shall be canceled and no capital stock of IMRglobal, the MergerSub or other consideration shall be delivered in exchange therefor.

         (c) EXCHANGE RATIO FOR ORION COMMON STOCK. Each share of common stock, no par value, of Orion ("Orion Common Stock") issued and outstanding at the Effective Time (other than shares canceled pursuant to Section 3.1(b) and excluding shares owned by holders who have properly exercised their rights of appraisal within the meaning of Section 1701.85 of the OGCL (the "Dissenting Shares")), shall be converted into the right to receive such number of shares (the "Consideration Shares") of common stock, $.10 par value, of IMRglobal ("IMRglobal Common Stock") equal to the quotient determined by dividing U.S. $60,000,000 by the Market Price (the "Merger Consideration") divided by 5,496,400, the total number of shares of Orion Common Stock outstanding immediately prior to the Closing (the "Exchange Ratio"), subject to Section 7.1 below; provided, however, that amounts to be paid for the Dissenting Shares, if any, will be governed by Section 3.4 below.

         (d) ADJUSTMENT OF EXCHANGE RATIO. If between the date of this Agreement and the Effective Time, the outstanding shares of IMRglobal Common Stock or Orion Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Exchange Ratio shall be correspondingly adjusted; provided, however, that any such changes shall be subject to Section 6.1(c) below.

     Section 3.2 EXCHANGE OF CERTIFICATES. (a) EXCHANGE PROCEDURES. At the Closing, the Shareholder Representative shall deliver or cause to be delivered certificates representing the issued and outstanding shares of Orion Common Stock (the "Certificates") (except as contemplated by Section 3.1(b) above and excluding Dissenting Shares), accompanied by stock powers duly signed in blank, and with all revenue stamps necessary to transfer such shares and the Certificates affixed and cancelled, and all taxes on such transfer, if any, fully paid. Subject to Section 3.2, in exchange for the Certificates, IMRglobal will deliver an irrevocable authority, in the form attached as EXHIBIT 3.2, to IMRglobal's transfer agent to issue and deliver the Consideration Shares to the Shareholder Representative. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the Merger Consideration specified in
Section 3.1(c).

         (b) NO FURTHER OWNERSHIP RIGHTS IN THE ORION COMMON STOCK. The Consideration Shares issued in exchange for shares of Orion Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Orion Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Orion Common Stock that were outstanding immediately prior to the Effective Time.

         (c) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of IMRglobal Common Stock shall be issued and no cash will be paid in lieu of fractional shares. Instead, any fractional amount payable based on the Exchange Ratio will be rounded up to the next whole share of IMRglobal Common Stock.

         (d) TAXES. All Taxes resulting from or relating to the transactions contemplated by this Agreement shall be the sole responsibility and obligation of the Orion Shareholders, to the extent such shareholders are obligated to pay such Tax. IMRglobal or the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to the Orion Shareholders, such amounts as IMRglobal or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provision of state, local or foreign Tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Orion Shareholders, in respect of which such deduction and withholding was made.

     Section 3.3 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if required by IMRglobal and the MergerSub, the posting by such holder of a bond in customary amount as indemnity against any claim that may be made against IMRglobal with respect to such Certificate, IMRglobal will, in exchange for such lost, stolen or destroyed Certificate, deliver the Merger Consideration contemplated by this Article III.

     Section 3.4 DISSENTING SHARES. The Dissenting Shares shall not be converted into the right to receive shares of IMRglobal Common Stock; instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL; provided, however, that (a) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (b) if any holder fails to establish his entitlement to dissenters' rights as provided in Section 1701.85 of the OGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Orion Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, IMRglobal Common Stock, as provided in Section 3.1(c) above. Orion will give IMRglobal (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 1701.85 of the OGCL received by Orion and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 1701.85 of the OGCL. Orion has not voluntarily made any payment with respect to any demands for appraisal and has not, except with the prior written consent of IMRglobal, settled or offered to settle any such demands. It is understood and agreed that the obligation to make any payment under Section 1701.85 of the OGCL shall be a joint obligation of IMRglobal and the Surviving Corporation.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF THE
                               ORION SHAREHOLDERS

     Each of Orion and the Orion Shareholders, jointly and severally, represent and warrant to IMRglobal and the MergerSub as follows:

     Section 4.1 TITLE TO THE ORION COMMON STOCK. Each Orion Shareholder represents and warrants that he or it owns and holds good and valid title to the shares of Orion Common Stock held by him or it and title to such shares will pass free and clear of any shareholder agreements, Security Interests, restrictions, options or encumbrances of any type. Each Orion Shareholder represents and warrants that he or it has the sole right to transfer such shares of Orion Common Stock to the MergerSub pursuant to this Agreement, and upon delivery of such shares of Orion Common Stock pursuant to this Agreement, good and valid title to such shares, free and clear of any shareholder agreements, Security Interests, restrictions, options or encumbrances of any type, will be transferred to the MergerSub.

     Section 4.2 ORGANIZATION. Each of Orion and its Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Ohio and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing, or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on Orion and its Subsidiary. Each of Orion and its Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not have a Material Adverse Effect on Orion and its Subsidiary. If an Orion Shareholder is a trust, such Orion Shareholder represents and warrants that it is duly organized and validly existing under the laws of the jurisdiction governing it, with all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 4.3 CAPITALIZATION. EXHIBIT 4.3 contains a true and correct list (of record and beneficial) of the outstanding shares of Orion Common Stock specifying the shares of Orion Common Stock (expressed as a number and in percentage terms) owned by, and the address of, each such owner. Except as set forth in EXHIBIT 4.3, as of the date of this Agreement, no shares of Orion Common Stock or other voting securities of Orion are issued, reserved for issuance or outstanding. All outstanding shares of Orion Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date of this Agreement, no bonds, debentures, notes, or other indebtedness or securities having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of Orion are issued or outstanding. Except as set forth on
Schedule 4.3 there are no outstanding or authorized options, warrants, calls, subscriptions, or other rights, agreements, or commitments of any character to which Orion is a party or by which Orion is bound obligating Orion to issue, transfer, or sell or cause to be issued, transferred, or sold additional shares of Orion Common Stock or other Voting Debt of Orion, or securities convertible into or exchangeable for shares of Orion Common Stock or obligating Orion to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement, or commitment. There are no outstanding contractual obligations of Orion to repurchase, redeem, or otherwise acquire any shares of Orion Common Stock. As of the effective date of this Agreement, the Orion Restricted Stock Bonus Plan and the Orion Restricted Stock Grant Plan have been terminated, and the grantees under such plans have no continuing rights under such plans.

     Section 4.4 AUTHORITY OF THE ORION SHAREHOLDERS . Each Orion Shareholder represents and warrants that he or it has the right, power, legal capacity and authority to enter into and perform his or its obligations under this Agreement. No filing, authorization or approval, governmental or otherwise, is necessary to enable such Orion Shareholder to enter into, and to perform his or its obligations under this Agreement, other than notice and filings pursuant to the HSR Act. At least 98% of the Orion shareholders have approved this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the requirements of Ohio law and the articles of incorporation and bylaws of Orion. This Agreement has been duly executed and delivered by at least 98% of the Orion shareholders and, assuming this Agreement constitutes a valid and binding obligation of each of IMRglobal and the MergerSub, constitutes a valid and binding obligation of such Orion shareholders enforceable against such Orion shareholders in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to the rules of law governing specific performance, injunctive relief and other equitable remedies.

     Section 4.5 AUTHORITY OF ORION. Orion has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Orion, and no other corporate proceedings on the part of Orion is necessary to authorize this Agreement or to consummate the transactions so contemplated. The Orion Shareholders holding at least 98% of the shares of Orion Common Stock have approved this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Orion and, assuming this Agreement constitutes a valid and binding obligation of each of IMRglobal and the MergerSub, constitutes a valid and binding obligation of Orion, enforceable against it in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and to the rules of law governing specific performance, injunctive relief or other equitable remedies.

     Section 4.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 4.6, and except for specific provisions set forth in the leases and other contracts to which Orion is a party as identified on Schedules 4.14 and 4.17, and except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the HSR Act, the OGCL or the FBCA, the laws of other states in which Orion or its Subsidiary is qualified to do or is doing business, state takeover laws, and foreign laws, neither the execution, delivery or performance of this Agreement by Orion, nor the consummation by Orion of the transactions contemplated by this Agreement, nor compliance by Orion with any of the provisions of this Agreement will: (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Orion or its Subsidiary; (b) require any filing with, or authorization, consent, permit or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (a "Governmental Entity"), except where the failure to obtain such authorizations, consents, permits, or approvals, or to make such filings, would not have a Material Adverse Effect on Orion and its Subsidiary, or the Surviving Corporation; (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which Orion is a party or by which it or any of its properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Orion or its Subsidiary or any of its properties or assets, except as they relate to (c) or (d), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Orion and its Subsidiary, or the Surviving Corporation.

     Section 4.7 NO UNDISCLOSED LIABILITIES. At March 31, 1999, Orion and its Subsidiary had no Liabilities that were not reflected on a consolidated balance sheet of Orion (including the notes to the balance sheet), except for Liabilities that arise in the Ordinary Course of Business. Since March 31, 1999, Orion and its Subsidiary have not incurred any Liabilities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Orion and its Subsidiary; provided, however, that Orion shall accrue bonuses to certain of its employees. Bonuses reflected on the Financial Statements shall be paid by the Surviving Corporation or IMRglobal within 120 days of the Closing Date; provided, however, to the extent that the cash generated in the Ordinary Course of Business by the Surviving Corporation is not sufficient to pay all of said bonuses within such 120-day period, the amount of said bonuses shall be reduced by 4% to reflect the cost of money.

     Section 4.8 EMPLOYEE BENEFIT PLANS. (a) Schedule 4.8 contains a complete and accurate list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by Orion or any ERISA Affiliate, for the benefit of any employee or terminated employee of Orion or any ERISA Affiliate (the "Benefit Plans").
Schedule 4.8 identifies each Benefit Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "ERISA Plans").

         (b) Neither Orion nor any ERISA Affiliate participates currently or has ever participated in, or is required currently or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code. Neither Orion nor any ERISA Affiliate participates in or maintains currently or has ever participated in or maintained, and is not required currently or has ever been required to contribute to, any plan or program or arrangement subject to Title IV of ERISA.

         (c) Orion has furnished to IMRglobal complete and accurate copies of each of the Benefit Plans and related trusts, the most recent financial statement and the most recent actuarial report prepared with respect to any of such Benefit Plan that is funded, the most recent IRS determination letter, the most recent summary plan description and the three most recent Form 5500 or Form 5500-C/R annual reports.

         (d) With respect to each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (i) a determination letter from the IRS has been received to the effect that the Benefit Plan is in form qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, (ii) such Benefit Plan is in operation qualified within the meaning of Section 401(a) of the Code and the trust maintained under such Benefit Plan is exempt from taxation under section 501(a) of the Code, and (iii) nothing has occurred or will occur through the Effective Time (including without limitation the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any penalty or Tax Liability.

         (e) All contributions required by each Benefit Plan or by law with respect to all periods through the Effective Time shall have been made by such date (or provided for by adequate reserves on the Financial Statements) and no excise or other Taxes have been incurred or are due and owing with respect to any Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

         (f) No "accumulated funding deficiency," as defined in Section 302 of ERISA, whether or not waived, has been incurred with respect to any Benefit Plan.

         (g) To the best knowledge of each Shareholder, there are no violations of ERISA or the Code with respect to the filing of applicable reports, documents, and notices regarding any Benefit Plan with the Secretary of Labor or the Secretary of the Treasury, or furnishing such documents to participants or beneficiaries, as the case may be.

         (h) To the best knowledge of each Shareholder, no claim (other than any routine claim for benefits), lawsuit, arbitration or other action has been threatened, asserted or instituted against any Benefit Plan, any trustee or fiduciaries of any Benefit Plan, Orion, or any of the assets of any trust maintained under any Benefit Plan.

         (i) To the best knowledge of each Shareholder, all amendments required to bring any Benefit Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted and filed with the appropriate agency as required.

         (j) To the best knowledge of each Shareholder, any bonding required with respect to each ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

         (k) To the best knowledge of each Shareholder, each Benefit Plan has been operated and administered in accordance with its terms and the applicable terms and provisions of ERISA and the Code (including the rules and regulations under ERISA and the Code) applicable to a Benefit Plan.

         (l) To the best knowledge of each Shareholder, all required information filings for each Benefit Plan have been timely filed.

         (m) To the best knowledge of each Shareholder, no "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject Orion, or its successors, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a Tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

         (n) No Benefit Plan is under audit by the IRS or the Department of Labor.

         (o) The present value, determined on a termination basis, of all accrued benefits, vested and unvested, under each Benefit Plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for such Benefit Plan, does not exceed the assets of the Benefit Plan allocable to such benefits.

         (p) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or by Sections 601 through 608 of ERISA, or Sections 162 and 4980B of the Code at the expense of the participant or the beneficiary of the participant.

         (q) Orion does not currently maintain or contribute to any severance pay plan.

         (r) No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any Benefit Plan as a result of the actions contemplated by this Agreement;

         (s) To the best knowledge of each Shareholder, Orion has complied with all of the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code.

     Section 4.9 OTHER BENEFIT PLANS. Except as set forth on Schedule 4.9, and except as provided for in this Agreement, as of the date of this Agreement neither Orion nor its Subsidiary is a party to any oral or written: (a) consulting agreement not terminable on 60 days or less notice involving the payment of more than $25,000 per year; (b) union or collective bargaining agreement; (c) agreement with any executive officer or other key employee of Orion or its Subsidiary providing for contingent benefits or the alteration of terms, based upon the occurrence of a transaction involving Orion of the nature contemplated by this Agreement; (d) agreement concerning any executive officer of Orion or its Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $25,000 per year; or (e) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, providing for increased benefits or the accelerated vesting of the benefits by the occurrence of any of the transactions contemplated by this Agreement, or the calculation of the value of any of the benefits on the basis of any of the transactions contemplated by this Agreement. To the best Knowledge of each Orion Shareholder, there is no basis for any Person to assert a claim against Orion or its Subsidiary or any of the Orion Shareholders based upon: (i) ownership or rights to ownership of any shares of Orion Common Stock or (ii) any rights as an Orion securities holder, including without limitation, any option or other right to acquire any Orion securities, any preemptive rights or any rights to notice or to vote.

     Section 4.10 LITIGATION. Except as set forth on Schedule 4.10, there is no suit, claim, action, proceeding, or investigation pending or, to the best Knowledge of each Orion Shareholder, threatened against, Orion or its Subsidiary before any Governmental Entity. Except as disclosed on Schedule 4.10, neither Orion nor its Subsidiary is subject to any outstanding order, writ, injunction, or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on Orion and its Subsidiary, or would prevent Orion from consummating the transactions contemplated by this Agreement.

     Section 4.11 COMPLIANCE WITH APPLICABLE LAW. Each of Orion and its Subsidiary holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on Orion and its Subsidiary.

Each of Orion and its Subsidiary is in material compliance with the terms of the Permits. Except as set forth on Schedule 4.11, the respective businesses of Orion and its Subsidiary are in material compliance with all laws, ordinances, and regulations of any Governmental Entity, and no investigation or review by any Governmental Entity with respect to Orion or its Subsidiary is pending or, to the Knowledge of each Orion Shareholder, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review.

     Section 4.12 BOARD ACTION; VOTE REQUIRED. As of the date of this Agreement, the Board of Directors of Orion has (a) approved this Agreement and the transactions contemplated by this Agreement and (b) determined that the Merger and the transactions contemplated by this Agreement are in the best interests of Orion and the Orion Shareholders. The Orion Shareholders, who beneficially own and hold of record shares collectively representing at least 98% of the voting stock of Orion, have approved this Agreement and the transactions contemplated by this Agreement.

     Section 4.13 TAX RETURNS AND AUDITS. Except as set forth on Schedule 4.13, each of Orion and its Subsidiary has duly filed all Tax Returns required to be filed by it, has correctly reflected the taxable income required to be shown on such Tax Returns, and has duly paid or made adequate provision for the payment of all Taxes, including payroll Taxes, that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such Tax Returns. There are no ongoing or to the Knowledge of each Shareholder, threatened Tax audits relating to the Taxes. There are no circumstances or pending questions relating to potential Tax Liabilities or claims asserted for Taxes or assessments of Orion that, if adversely determined, would be reasonably likely to result in a Tax Liability that would have a Material Adverse Effect on Orion for any period prior to, including, or beginning after the Closing, or result in a change in Orion's present practices in computing or reporting Taxes. In the event of an examination, including audit, of the federal income Tax returns of Orion encompassing the period prior to the Closing Date, the Shareholder Representative shall have the right to participate in the examination, including the audit, at the sole cost of the Orion Shareholders and IMRglobal and the MergerSub shall cooperate with the Shareholder Representative in the examination, including the audit. The Shareholder Representative shall have the right to participate and control (at his expense) the conduct of the examination, including the audit for any tax year prior to January 1, 1998. In the event of an examination, including an audit related to a period after December 31, 1997, IMRglobal shall control the conduct of the investigation but the Shareholder Representative may participate (at his expense) in the examination, including the audit.

     Section 4.14 MATERIAL CONTRACTS. Schedule 4.14 lists all material contracts, agreements and other arrangements, written or oral, to which Orion or its Subsidiary is a party, or by which any of its assets is bound, including, but not limited to, the following:

         (a) any contract, agreement or other agreement concerning a partnership or joint venture;

         (b) any contract, agreement or other arrangement concerning confidentiality or noncompetition;

         (c) any contract, agreement or other arrangement between Orion or its Subsidiary and its officers, directors, employees, or Affiliates;

         (d) any contract, agreement or other arrangement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect on Orion and its Subsidiary; and

         (e) any other contract, agreement or other arrangement (or group of related contracts, agreements or other arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

To the best Knowledge of each Orion Shareholder, except as noted on Schedule 4.14, no party to any contract listed on Schedule 4.14 plans to terminate any such contract with Orion or its Subsidiary, or the Surviving Corporation. Orion has delivered to IMRglobal a correct and complete copy of each written contract, agreement or other arrangement, as amended to date, listed on Schedule 4.14. With respect to each such written contract, agreement or other arrangement listed on Schedule 4.14: (i) it is legal, valid, binding, enforceable, and in full force and effect, assuming the other parties to the arrangement have duly executed and delivered such arrangement and had the necessary power and authority to enter into such written arrangement when executed and delivered;
(ii) it will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing, assuming, if applicable, that required consents to assignment are obtained; (iii) to the best Knowledge of each Orion Shareholder, no party is in breach or default, and no event has occurred that with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration under such written contract, agreement or other arrangement; and (iv) to the best Knowledge of each Orion Shareholder, no party has repudiated any provision of such written contract, agreement or other arrangement.

     Section 4.15 INSURANCE. Schedule 4.15 sets forth and briefly describes each insurance policy (including without limitation liability, property, business risk, employee health, group life, key man, director/officer liability, and bond insurance and surety arrangements) currently in effect to which Orion or its Subsidiary is a party, or pursuant to which it is, a named insured, or otherwise the beneficiary of coverage. Orion has delivered or made available to IMRglobal a correct and complete copy of each such insurance policy. With respect to each insurance policy set forth on Schedule 4.15: (a) the policy is legal, valid, binding, and enforceable, and in full force and effect, assuming the other parties to the policy have duly executed and delivered such policy and had the necessary power and authority to enter into such policy when executed and delivered; (b) neither Orion or its Subsidiary nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (c) to the best Knowledge of each Orion Shareholder, no party to the policy has repudiated any provision of the policy. Neither Orion nor its Subsidiary has received any notification of a reservation of rights from any of its insurers regarding any open claim.

     Section 4.16 SUBSIDIARIES. Orion has a wholly-owned Subsidiary, Dhrystone Systems Incorporated. Except as set forth on Schedule 4.16, Orion has never had any other Subsidiaries. All of the issued and outstanding shares of capital stock of Orion's Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Orion holds of record and owns beneficially all of the outstanding shares of its Subsidiary, free and clear of any shareholder agreements, Security Interests, restrictions, options, or encumbrances of any type. As of the date of this Agreement, no Voting Debt of Orion's Subsidiary is issued or outstanding. There are no outstanding or authorized options, warrants, calls, subscriptions, or other rights, agreements, or commitments of any character that could require Orion or its Subsidiary to sell, transfer, or otherwise dispose of any capital stock of its Subsidiary or that could require Orion's Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or Voting Debt. There are no outstanding contractual obligations of Orion's Subsidiary to repurchase, redeem, or otherwise acquire any shares of its capital stock. Neither Orion nor its Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business entity which is not a Subsidiary of Orion.

     Section 4.17 REAL PROPERTY. Schedule 4.17 lists all parcels of real property leased by each of Orion and its Subsidiary. Neither Orion nor its Subsidiary currently owns, or has ever owned, any real property. With respect to each parcel of leased real property listed on Schedule 4.17, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. Except as noted on Schedule 4.17, all facilities leased by Orion and its Subsidiary have received all material approvals of Governmental Entities (including licenses and permits) required in connection with the occupancy or operation of the real property.

     Section 4.18 ENVIRONMENTAL AND EMPLOYEE SAFETY MATTERS. Except as set forth on Schedule 4.18, each of Orion and its Subsidiary has complied with all laws (including rules and regulations thereunder) of all federal, state, local, and foreign Governmental Entities concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against it alleging any failure to comply with any such law or regulation. Neither Orion nor its Subsidiary has any Liability, and there is no basis for such Liability, under any law (or rule or regulation under such law) of any federal, state, local, or foreign Governmental Entity, concerning release or threatened release of hazardous substances or pollution or protection of the environment.

     Section 4.19 INTELLECTUAL PROPERTY. (a) Schedule 4.19 sets forth a complete list of (i) all trademarks, trade names (including all national and state registrations pertaining to such trademarks and trade names), and copyrights owned by each of Orion and its Subsidiary (collectively, the "Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology, and processes used by each of Orion and its Subsidiary in its business which are material to its business and are used pursuant to a license or other right granted by a third party (the "Licensed Intellectual Property" and together with the Proprietary Intellectual Property, the "Intellectual Property"). A complete list of all such licenses and agreements with respect to the Licensed Intellectual Property is set forth on Schedule 4.19. Each of the national, state or other governmental registrations with any governmental agency in any jurisdiction (whether domestic or foreign) pertaining to the Proprietary Intellectual Property is valid and in full force and effect, except where the failure to holder such governmental registration will not have a Material Adverse Effect on Orion and its Subsidiary. Orion or its Subsidiary own, or have the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the Merger will not adversely alter or impair any such rights. No claims are pending against Orion or its Subsidiary and there is no factual basis for such a claim by any person, with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to any Intellectual Property that would have a Material Adverse Effect on Orion and its Subsidiary. The current use by Orion and its Subsidiary of the Intellectual Property does not in any material respect infringe upon the rights of any third party, including but not limited to any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy or right in personal data of any person. Schedule 4.19 sets forth a list of all jurisdictions in which Orion and its Subsidiary are operating under a trade name, and each jurisdiction in which any such trade name is registered. There are no potentially interfering patents, and to the best Knowledge of each Orion Shareholder, any patent application of any third party, which could reasonably be expected to interfere with the Intellectual Property rights.

         (b) (i) Schedule 4.19 sets forth a complete list of: (A) all software and associated documentation owned by each of Orion and its Subsidiary which are material to its business, other than custom-developed software developed for and assigned to a customer of Orion or its Subsidiary (the "Proprietary Software");
(B) all software (other than Proprietary Software, client's software and "shrink-wrap" software) used in connection with the respective businesses of Orion and its Subsidiary (the "Licensed Software" and together with the Proprietary Software, the "Software"). Orion and its Subsidiary are in possession of all technical and descriptive materials necessary to operate the Software, except where the absence of such materials would not have a Material Adverse Effect on Orion and its Subsidiary. The Proprietary Software consists of
(x) source and object code embodied in magnetic media, and (y) all development and procedural tools, documentation and manuals necessary to maintain, enhance, develop derivative works, support and service the Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids. Except as noted on Schedule 4.19, no party, other than Orion and its Subsidiary, possess any current or contingent rights to the Proprietary Software.

             (ii) Orion or its Subsidiary has a valid right, title and interest in all Intellectual Property rights in the Proprietary Software and confidential information rights in the

Proprietary Software. Except as noted on Schedule 4.19, Orion or its Subsidiary has developed the Proprietary Software entirely through its own efforts and for its own account or has acquired, prior to the date of this Agreement, valid right, title and interest in the Proprietary Software, and the Proprietary Software is free and clear of all claims, Security Interests and encumbrances of any type. Schedule 4.19 lists all parties other than Orion's or its Subsidiary's current employees who have created any portion of, or otherwise have any rights in, the Proprietary Software. Orion or its Subsidiary has secured from all parties listed on Schedule 4.19 who have created any portion of, or otherwise have any rights in, the Proprietary Software valid and enforceable written assignments of any such Proprietary Software or other rights to Orion or its Subsidiary and has provided copies of such assignments to IMRglobal. The use of the Licensed Software and the use and distribution of the Proprietary Software does not breach any terms of any contract between Orion or its Subsidiary and any third party. Orion or its Subsidiary has been granted under the license agreements relating to the Licensed Software (the "License Agreements") valid and subsisting license rights with respect to all software comprising the Licensed Software and such rights may be exercised in any jurisdiction in which Orion and its Subsidiary currently conduct their respective businesses or could reasonably be expected to conduct their respective businesses in the future. Orion and its Subsidiary are in compliance with each of the terms and conditions of each of the License Agreements, except to the extent that the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Orion and its Subsidiary.

             (iii) Neither Orion nor its Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property, Proprietary Software, or Licensed Software rights of any third party and, neither Orion nor its Subsidiary has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation which could have a Material Adverse Effect on Orion and its Subsidiary.

             (iv) Except as noted on Schedule 4.19, neither Orion nor its Subsidiary has granted any rights in the Software to any third party except for rights granted to value added resellers, distributors or customers in the Ordinary Course of Business pursuant to written agreements with customers.

             (v) The Software and the related computer hardware used by each of Orion and its Subsidiary in the operation of its business (the "Hardware") are adequate in all material respects, when taken together with the other assets, resources, and personnel of Orion and its Subsidiary, to conduct the respective businesses of Orion and its Subsidiary in the same manner as such businesses were operated during the fiscal year ended December 31, 1998, except as would not have a Material Adverse Effect on Orion and its Subsidiary. Schedule 4.19 contains a summary description of any problems experienced by Orion and its Subsidiary in the past 12 months with respect to the Software or the Hardware and the provision of services to the respective customers of Orion and its Subsidiary which have arisen outside the Ordinary Course of Business and could have a Material Adverse Effect on Orion and its Subsidiary.

             (vi) The Proprietary Software is "Year 2000 Compliant." For the purposes of this Agreement, "Year 2000 Compliant" means: (A) the functions, calculations, and other computing processes of the Proprietary Software (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Proprietary Software, whether before, on, or after January 1, 2000, and whether or not the dates occur during leap years; (B) the Proprietary Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000; (C) the Proprietary Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Proprietary Software, whether such dates occur before, on, or after January 1, 2000; (D) the Proprietary Software accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner; (E) the Proprietary Software stores and displays date information in ways that are unambiguous as to the determination of the century; and (F) the Proprietary Software will function on September 9, 1999 and will accept and process data input including the date September 9, 1999.

             (vii) Schedule 4.19 includes a complete list and summary of principal terms concerning support and maintenance agreements relating to the Software, including without limitation the identity of the parties entitled to receive such service or maintenance, the term of such agreements and any provisions relating to the termination of such agreements.

     Section 4.20 TANGIBLE PERSONAL PROPERTY. (a) Except as set forth on
Schedule 4.20, each of Orion and its Subsidiary owns, leases or otherwise has the right to use all tangible personal property (including, without limitation, furniture, fixtures, equipment, and supplies) necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

         (b) Except as set forth in the Financial Statements or on Schedule 4.20, each of Orion and its Subsidiary is the sole lawful and beneficial owner of its owned tangible personal property, free and clear of all liens and encumbrances, except for (i) liens for current Taxes not yet due or payable,
(ii) liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due to carriers, warehousemen, laborers, and materialmen, and (iii) liens in respect of pledges or deposits under worker's compensation laws, all of which liens aggregate less than $10,000, and Orion and its Subsidiary have good and marketable title to all such property.

         (c) To the best Knowledge of each Orion Shareholder, the tangible personal property of each of Orion and its Subsidiary is in good and serviceable condition, reasonable wear and tear excepted, and the value attributed to it in the Financial Statements represents an amount not in excess of the purchase price, less reasonable depreciation, of such property.

     Section 4.21 EMPLOYEES AND INDEPENDENT CONTRACTORS. Set forth on Schedule
4.21 is a complete list of the names of all persons who perform services for Orion and its Subsidiary, classified as permanent employees, temporary employees or independent contractors, and classified according to whether the employee's services are billable to a third party. All of the employees and independent contractors listed on Schedule 4.21 are properly and currently licensed, to the extent that licensure is required, and all of such licenses are in good standing. To the best Knowledge of each Orion Shareholder, no employee or group of employees or independent contractors listed on Schedule 4.21 plans to terminate employment with Orion or its Subsidiary or the Surviving Corporation.

     Section 4.22 FINANCIAL STATEMENTS. Attached to this Agreement as EXHIBIT
4.22 are the following financial statements (collectively, the "Financial Statements"): (a) audited balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the three years ended December 31, 1996, 1997 and 1998 for Orion; and (b) unaudited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow for Orion through March 31, 1999. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of Orion as of such dates and the results of operations of Orion for such periods, are correct and complete, and are consistent in all material respects with the books and records of Orion (which books and records are in all material respects correct and complete); provided, however, that the unaudited Financial Statements are subject to normal year-end audit adjustments (which will not be material individually or in the aggregate) and lack footnotes.

     Section 4.23 EVENTS SUBSEQUENT TO MARCH 31, 1999. Since March 31, 1999, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Orion and its Subsidiary, except that Orion will accrue bonuses to certain of its employees. Without limiting the generality of the foregoing, since that date:

         (a) except as set forth on Schedule 4.23(a) neither Orion nor its Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         (b) neither Orion nor its Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

         (c) except as set forth on Schedule 4.23(c) no party (including Orion and its Subsidiary) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Orion or its Subsidiary is a party or by which either of them is bound;

         (d) neither Orion nor its Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible;

         (e) except as set forth on Schedule 4.23(e), neither Orion nor its Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

         (f) neither Orion nor its Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

         (g) except as set forth on Schedule 4.23(g), neither Orion nor its Subsidiary has issued any note, bond, or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $30,000 in the aggregate;

         (h) neither Orion nor its Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (i) neither Orion nor its Subsidiary has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

         (j) neither Orion nor its Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there has been no change made or authorized in the articles of incorporation, bylaws or other constitutive documents of Orion or its Subsidiary;

         (l) neither Orion nor its Subsidiary has issued, sold, or otherwise disposed of any shares of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares of its capital stock;

         (m) except as set forth on Schedule 4.23(m), neither Orion nor its Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to any shares of its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any shares of its capital stock;

         (n) neither Orion nor its Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (o) except as set forth on Schedule 4.23(o), neither Orion nor its Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

         (p) neither Orion nor its Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (q) neither Orion nor its Subsidiary has granted any increase in the base compensation of any of its directors, officers, or employees outside the Ordinary Course of Business;

         (r) neither Orion nor its Subsidiary has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Benefit Plan);

         (s) neither Orion nor its Subsidiary has made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

         (t) neither Orion nor its Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Orion or its Subsidiary; and

         (v) neither Orion nor its Subsidiary has committed to any of the foregoing.

     Section 4.24 NOTES AND ACCOUNTS RECEIVABLE. Except as set forth on Schedule 4.24, all notes and accounts receivable of Orion and its Subsidiary are reflected properly on Orion's books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of Orion's unaudited consolidated balance sheet as of March 31, 1999 (rather than in any notes thereto). The amount shown as Net Work In Progress on the Financial Statements will be collected and received by Orion in cash in the Ordinary Course of Business.

     Section 4.25 ORDINARY COURSE. Each of Orion and its Subsidiary has carried on its business in the usual, regular, and Ordinary Course of Business since March 31, 1999, and neither Orion nor its Subsidiary has, without the prior written consent of

IMRglobal: (a) declared any dividends or issued any form of cash to any Orion Shareholder (other than payment of bonuses to certain employees of Orion); (b) made any distributions of its assets in any form; (c) awarded any salary increase or approved any bonus payments, except in the Ordinary Course of Business; or (d) taken any other action of any kind, which can be reasonably anticipated to impair or reduce the value of the shares of Orion Common Stock.

     Section 4.26 ACCOUNTING MATTERS. Neither Orion or its Subsidiary nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent IMRglobal from accounting for the business combination to be effected by the Merger as a "pooling of interests," and, to the Knowledge of each Orion Shareholder, nothing will prevent the Merger from qualifying as a "pooling of interests."

     Section 4.27 AMBULATORY PAYMENT CLASSIFICATION. Neither Orion nor its Subsidiary has any Liabilities to customers or any Governmental Entity arising out of or related to Ambulatory Payment Classifications.

     Section 4.28 DISCLOSURE. The representations and warranties of each of Orion and the Orion Shareholders contained in this Agreement, or in any certificate or other writing delivered by any of Orion and the Orion Shareholders pursuant to this Agreement or in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading, in light of circumstances in which made, and will remain accurate as of the Closing Date.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF IMRGLOBAL AND THE MERGERSUB

         IMRglobal and the MergerSub, joint and severally, represent and warrant to each of the Orion Shareholders as follows:

     Section 5.1 ORGANIZATION. Each of IMRglobal and the MergerSub is a corporation duly organized, validly existing, and with active status under the laws of Florida and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on IMRglobal and the MergerSub taken as a whole. Each of IMRglobal and the MergerSub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material

Adverse Effect on IMRglobal and the MergerSub.

     Section 5.2 AUTHORITY. IMRglobal and the MergerSub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of IMRglobal and the MergerSub and no other corporate proceedings on the part of IMRglobal and the MergerSub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by IMRglobal and the MergerSub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of Orion and each Orion Shareholder, constitutes a valid and binding obligation of each of IMRglobal and the MergerSub, as the case may be, enforceable against them in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to the rules of law governing specific performance, injunctive relief, or other equitable remedies. Approval of the shareholders of IMRglobal is not required for the consummation of the transactions contemplated by this Agreement.

     Section 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the HSR Act, the OGCL or the FBCA, the laws of other states in which IMRglobal or the MergerSub is qualified to do or is doing business, state takeover laws, and foreign laws, neither the execution, delivery or performance of this Agreement by IMRglobal and the MergerSub, nor the consummation by IMRglobal and the MergerSub of the transactions contemplated by this Agreement, nor compliance by IMRglobal and the MergerSub with any of the provisions of this Agreement will: (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of IMRglobal or the MergerSub; (b) require any filing with, or authorization, consent, permit or approval of, any Government Entity, except where the failure to obtain such authorizations, consents, permits, or approvals, or to make such filings, would not have a Material Adverse Effect on IMRglobal and the MergerSub; (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which IMRglobal or the MergerSub is a party or by which it or any of its properties or assets may be bound; or
(d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to IMRglobal or the MergerSub or any of its properties or assets, except as they relate to (c) or (d), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on IMRglobal and the MergerSub.

     Section 5.4 ISSUANCE OF IMRGLOBAL COMMON STOCK. The shares of IMRglobal Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws subject to the truth and accuracy of the representations made by each Orion Shareholder in the Shareholder Certificate (as defined below).

     Section 5.5 SEC REPORTS AND FINANCIAL STATEMENTS. IMRglobal has filed with the SEC, and has made available to Orion complete copies of all forms, reports, schedules, statements, and other documents required to be filed by it since November 1996, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "IMRglobal SEC Documents"). There has been no material change related to IMRglobal since the most recently filed IMRglobal SEC Document. As of the filing date, none of IMRglobal's filings with the SEC contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading.

     Section 5.6 INSURANCE. Schedule 5.6 sets forth the material insurance policies maintained by IMRglobal. Except as set forth on Schedule 5.6, there are no claims pending under any material insurance policy maintained by IMRglobal covering the operations, employees, officers and directors of IMRglobal or disputes with underwriters, and all premiums due and payable have been paid. Except as set forth on Schedule 5.6, there are no pending or threatened terminations with respect to any such policies, and IMRglobal has not received notice of breach of any conditions contained therein and such policies are in full force and effect, assuming the other parties to the policy have duly executed and delivered such policies and had the necessary power and authority to enter into such policies when executed and delivered.

                                   ARTICLE VI
                                    COVENANTS

     Section 6.1 PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) GENERAL. Each of the Parties will use his or its reasonable commercial efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

         (b) NOTICES AND CONSENTS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to in Sections 4.6 and 5.3 above. Without limiting the generality of the foregoing, each of the Parties will file any (i) Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable commercial efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary proper, or advisable in connection therewith and (ii) any other required state filings where each of Orion and its Subsidiary conducts, or is registered or licensed to conduct, business.

         (c) OPERATION OF BUSINESS. Neither Orion nor its Subsidiary shall engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, neither Orion nor its Subsidiary shall: (i) declare any dividends or issue any form of cash to any Orion Shareholder (other than payment of bonuses to certain employees of Orion); (ii) make any distributions of its assets in any form; (iii) award any salary increase or approved any bonus payments, except in the Ordinary Course of Business; (iv) engage in any transaction which may prohibit the utilization of the "pooling of interests" under the Code with respect to the transactions contemplated in this Agreement; or (v) take any other action of any kind, which can be reasonably anticipated to impair or reduce the value of the shares of Orion Common Stock, including without limitation engage in any practice, take any action, or enter into any transaction of the type described in Section 4.23 above.

         (d) PRESERVATION OF BUSINESS. Each of Orion and its Subsidiary shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

         (e) FULL ACCESS. Each of Orion and its Subsidiary will permit representatives of IMRglobal to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Orion and its Subsidiary to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Orion and its Subsidiary.

         (f) BREACH OF REPRESENTATION AND WARRANTIES; NOTICE OF DEVELOPMENTS. None of the Parties will permit, and will not permit any of its Subsidiaries to, take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in this Agreement, or in any certificate or other writing delivered pursuant to this Agreement or in connection with this Agreement to be inaccurate in any material respect at or as of any time prior to the Closing. The Parties shall notify the other Parties in writing of any development causing a breach of any of the representations and warranties contained in this Agreement.

         (g) EXCLUSIVITY. Neither Orion or its Subsidiary nor the Orion Shareholders will: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Orion or its Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Orion Shareholders will vote their shares of Orion Common Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange unless, if such Orion Shareholder is a trust, the trustee determines, upon the advice of legal counsel, that such action violates his fiduciary duty to the trust. Orion and each of the Orion Shareholders will notify IMRglobal in writing immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) S CORPORATION STATUS. The Orion Shareholders will not revoke or cause to be revoked Orion's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Orion Shareholders will not take or allow any action that would result in the termination of Orion's status as a validly electing S corporation with the meaning of Code Sections 1361 and 1362.

     Section 6.2 POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

         (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). Orion and each of the Orion Shareholders acknowledge and agree that from and after the Closing IMRglobal will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Orion and its Subsidiary; provided, however, that, after the Closing, IMRglobal shall provide the Shareholder Representative with reasonable access to and the right to copy such documents, books, records (including Tax records), agreements, and financial data where the Shareholder Representative has a legitimate purpose including without limitation in the event of an IRS audit.

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Orion or its Subsidiary, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

         (c) TRANSITION. None of the Orion Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Orion or its Subsidiary from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with Orion or its Subsidiary prior to the Closing. Each of the Orion Shareholders will refer all customer inquiries relating to the businesses of Orion and its Subsidiary to IMRglobal or the Surviving Corporation from and after the Closing.

         (d) NON-COMPETITION/NON-SOLICITATION. Each of the Orion Shareholders set forth on EXHIBIT 6.2(d) (the "Covenanting Shareholders") agree, in addition to any other covenants against competition and solicitation in his employment agreement with the Surviving Corporation or IMRglobal or any of its Subsidiaries, as follows:

               (i) NON-COMPETITION. For a period of five years following the Closing (or, if this period shall be unenforceable by law, then for such shorter period as shall be enforceable), none of the Covenanting Shareholders shall engage, directly or indirectly, including without limitation any active participation or any management, director, employee, or consulting position, in any activity with any entity or sole proprietorship which is competitive with the business of Orion or its Subsidiary, the Surviving Corporation, or IMRglobal or any of its Subsidiaries, as its business currently exists, anywhere in the United States, or make any undue and unfair use of information, which any Covenanting Shareholder would not have had access to but for his position with Orion or its Subsidiary, in any activity with any entity that is competitive with the current business of Orion or its Subsidiary, the Surviving Corporation, or IMRglobal or any of its Subsidiaries; provided, however, that the ownership of less than 1% of the outstanding stock of any publicly traded corporation shall be permitted under this Section 6.2(d)(i).

               (ii) NON-SOLICITATION OF CUSTOMERS. For a period of five years following the Closing (or, if this period shall be unenforceable by law, then for such shorter period as shall be enforceable), none of the Covenanting Shareholders shall contact or respond to any contact, with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by Orion or its Subsidiary, the Surviving Corporation, or IMRglobal or any of its Subsidiaries as of the Closing, to any Person (i) to which Orion or its Subsidiary, the Surviving Corporation, or IMRglobal or any of its Subsidiaries has sold any product, or (ii) which such Covenanting Shareholder has solicited, contacted, or otherwise dealt with on behalf of Orion or its Subsidiary, or which was a customer or prospective customer of Orion or its Subsidiary, the Surviving Corporation, or IMRglobal or any of its Subsidiaries during the three years preceding the Closing. None of the Covenanting Shareholders shall directly or indirectly, make any such contact, either for the benefit of himself or for the benefit of any other Person, and shall not assist any such Person in any manner to make any such contact.

               (iii) NO EMPLOYMENT OR SOLICITATION OF EMPLOYEES. For a period of five years following the Closing (or, if this period shall be unenforceable by law, then for such shorter period as shall be enforceable), none of the Covenanting Shareholders shall directly or indirectly, solicit, hire or engage (directly or indirectly) any full-time or part-time employee of Orion or its Subsidiary, the Surviving Corporation, or IMRglobal or any of its Subsidiaries.

         (e) EMPLOYEE BENEFIT OBLIGATIONS. IMRglobal agrees to recognize the prior service of employees of Orion for purposes of eligibility and vesting under IMRglobal's 401(k) plan and vacation policy.

         (f) ORION BONUSES TO EMPLOYEES. Orion shall accrue bonuses to certain of its employees. Bonuses reflected on the Financial Statements shall be paid by the Surviving Corporation or IMRglobal within 120 days of the Closing Date; provided, however, to the extent that the cash generated in the Ordinary Course of Business by the Surviving Corporation is not sufficient to pay all of said bonuses within such 120-day period, the amount of said bonuses shall be reduced by 4% to reflect the cost of money.

         (g) RECEIPT OF CONSIDERATION. IMRglobal shall undertake and complete all actions required for the Orion Shareholders to receive the consideration identified in this Agreement within 15 days after the Closing Date.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses; provided, however, that if the Merger is consummated, at the Closing or within 60 days thereafter, IMRglobal, MergerSub, or the Surviving Corporation will pay up to $1.7 million of such reasonable costs and expenses incurred by Orion, including 2% of the Merger Consideration plus $50,000 to Donaldson, Lufkin & Jenrette and $250,000 to Calfee, Halton & Griswold and other reasonable costs and expenses, subject to receipt and approval by IMRglobal of invoices evidencing such costs and expenses (such approval not to be unreasonably withheld). Any costs or expenses in excess of $1.7 million or deemed unreasonable by IMRglobal shall be the sole obligation of the Orion Shareholders.

     Section 7.2 BROKERS OR FINDERS. Except as set forth in EXHIBIT 7.2, Orion, each Orion Shareholder and IMRglobal represent, as to himself or itself, its Subsidiaries, and his or its Affiliates, that no agent, broker, investment bankers, financial advisor, or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and Orion and the Orion Shareholders jointly and severally on the one hand and IMRglobal on the other hand, agree to indemnify and hold the other harmless from and against any and all claims, Liabilities, or obligations with respect to any other fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

     Section 7.3 CONFIDENTIALITY/NON-DISCLOSURE. Except for such disclosure to the Parties' professional advisors as may be necessary or appropriate and such disclosure as may be required by court order or by any law or regulation to which a party is subject, or in order to defend litigation, the Parties agree that they shall use all reasonable efforts to maintain in confidence the existence and terms of this Agreement and shall refrain from using any "Information" (as defined in the Confidentiality Agreement), except in connection with this Agreement, and no Party will issue any press release or public statement concerning this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the other Parties; provided, however, that IMRglobal may make such disclosure as is required by law. Upon any termination of this Agreement, each of the Parties shall promptly deliver to the other Parties all tangible embodiments (and all copies) of the Information of the other Party which are in its possession.

     Section 7.4 POOLING OF INTERESTS. The Parties expressly agree that, if any term or condition of this Agreement or the application of the same to any Person or circumstances preclude the use of the "pooling of interests" accounting treatment by IMRglobal in accordance with GAAP in connection with this Agreement, then, (a) such term will be of no force and effect to the extent necessary to preserve the "pooling of interests" accounting treatment under this Agreement; and (b) in the event that any term or condition of this Agreement is subject to different interpretation under Section 7.4(a): (i) the remainder of the terms and conditions of this Agreement shall not be affected; and (ii) in lieu of such term or condition, a new term or condition will be added to this Agreement in similar terms as may be possible for the exchange of shares pursuant to this Agreement.

     Section 7.5 RESTRICTED SHARES. The Parties to this Agreement acknowledge and agree that the shares of IMRglobal Common Stock to be issued pursuant to
Article III will not be registered under the Securities Act and therefore shall constitute "restricted securities" within the meaning of the Securities Act. Until such time as the Consideration Shares are registered under the Securities Act or the holder thereof provides IMRglobal with evidence reasonably satisfactory to IMRglobal that the Consideration Shares may be transferred without registration or restriction, the certificates representing the Consideration Shares shall bear appropriate legends to identify the transfer of such privately placed shares as being restricted under the Securities Act, and subject to compliance with applicable state securities laws. It is acknowledged and understood that IMRglobal is relying upon the representations made by each Orion Shareholder in a Shareholder Certificate in substantially the form attached as EXHIBIT 7.5 (a "Shareholder Certificate") in connection with the issuance of IMRglobal Common Stock to such shareholders.

     Section 7.6 REGISTRATION RIGHTS. Notwithstanding the provisions of Section 7.5, the Orion Shareholders will be entitled to have IMRglobal effect, at IMRglobal's sole expense, one registration of up to 20% of the Consideration Shares (the "Registrable Shares") received by such shareholder in the Merger to the extent permitted by Section 7.7. IMRglobal will file such registration statement as soon as commercially reasonable after combined financial statements for IMRglobal and Orion are publicly available which include at least 30 days of combined post-Merger operations up to the first anniversary of this Agreement. Subject to the foregoing, IMRglobal will use its reasonable commercial efforts to cause the Registrable Shares to be registered as soon as practicable so as to permit the sale of such shares and IMRglobal will promptly notify the Orion Shareholders of the effectiveness of the registration. IMRglobal will include in its registration 20% of the Consideration Shares, unless the Orion Shareholders request a lesser number of shares. The Orion Shareholders will have their Registrable Shares registered on a pro rata basis. The Orion Shareholders agree that, as an alternative to the foregoing, IMRglobal may effectuate the registration of the Registrable Shares pursuant to a registration that will involve an underwritten distribution of IMRglobal Common Stock by IMRglobal (but not in the case of an underwritten distribution of securities other than IMRglobal Common Stock) so long as such underwritten offering is in an amount of at least $100,000,000 and at a per share price of at least $30.00 per share, and subject to the provisions of this Section 7.6 and the following Section 7.7: (i) IMRglobal shall include in the underwriting all the Registrable Shares that the Orion Shareholders are entitled to include in the registration, (ii) the Orion Shareholders shall sell the Registrable Shares through the underwriter or syndicate of underwriters selected by IMRglobal, (iii) the Orion Shareholders shall enter into an underwriting agreement with the underwriter or syndicate of underwriters selected by IMRglobal, which will provide (among other things) for IMRglobal, the Orion Shareholders, and each underwriter (and each person who controls each underwriter within the meaning of Section 15 of the Securities
Act) to grant to each other (and to each person who controls each of them within the meaning of Section 15 of the Securities Act) reciprocal indemnification against Liabilities under the Securities Act, subject to such limitations as are appropriate to reflect the parties' respective interests in the underwriting as well as a "lockup" period not to exceed 180 days.

     Section 7.7 CONDITIONS TO REGISTRATION. IMRglobal's obligations under
Section 7.6 to register any Registrable Shares owned by an Orion Shareholder is subject to the following conditions:

         (a) The Orion Shareholder must provide to IMRglobal all information, and take all action, IMRglobal reasonably requests with reasonable advance notice, to enable it to comply with any applicable law, rule, regulation or SEC pronouncement or to prepare the registration statement that will cover the Registrable Shares that will be included in the registration;

         (b) all sales of the Registrable Shares included in the registration will be made in a manner contemplated by the SEC's General Instructions for use of the applicable registration statement form;

         (c) the Orion Shareholder promptly shall notify IMRglobal in writing when any of the Registrable Shares included in the registration have been sold.

         (d) the Orion Shareholder shall pay all sales commissions and underwriting discounts relating to the Registrable Shares they sell;

         (e) if during the effectiveness of the registration statement for the registration, IMRglobal notifies the Orion Shareholders of the occurrence of any intervening event that, in the opinion of IMRglobal's legal counsel, causes the prospectus included in the registration statement not to comply with the Securities Act, the Orion Shareholders, promptly after receipt of IMRglobal's notice, shall cease making any offers, sales, or other dispositions of the Registrable Shares included in the registration until the Orion Shareholders receive from IMRglobal copies of a new, amended, or supplemented prospectus complying with the Securities Act (which IMRglobal agrees to provide as promptly as practicable after delivery of IMRglobal's notice);

         (f) The inclusion of the Registrable Shares in the registration must not violate any provisions of the Securities Act or the Exchange Act, any rules or regulations promulgated under the Securities Act or the Exchange Act.

         (g) The Registrable Shares owned by an Orion Shareholder shall not be subject to resale pursuant to Rule 144 promulgated under the Securities Act.

         (h) Notwithstanding the foregoing, if IMRglobal shall furnish to the Orion Shareholders a certificate signed by a duly authorized officer of IMRglobal stating that, in the good faith judgment of the Board of Directors of IMRglobal, it would be seriously detrimental to IMRglobal for such registration statement to be filed on or before the date such filing would be required, then IMRglobal shall be entitled to postpone filing of the registration statement for a period of time not to exceed 90 days.

     Section 7.8 REGISTRATION PROCEDURES. IMRglobal will keep each holder participating in any registration pursuant to this Agreement advised in writing as to the initiation of the registration and as to the completion thereof. At its expense, IMRglobal will:

         (a) keep such registration continuously effective for 90 days from the day the SEC approves the registration, or such longer period as IMRglobal in its sole discretion deems appropriate;

         (b) promptly prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act, and to keep such registration statement effective 90 days from the day the SEC approves the registration,;

         (c) furnish such number of prospectus and other documents incident thereto as a holder from time to time may reasonably request;

         (d) use reasonable commercial efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction, at the earliest possible moment;

         (e) register or qualify such Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions in which IMRglobal currently is registered to do
                                       35
business, and keep such registration or qualification effective for 90 days from the day the SEC approves the registration;

         (f) cause all Registrable Shares covered by such registration to be listed on Nasdaq;

         (g) enter into such customary agreements (including underwriting agreements in customary form) in order to expedite or facilitate the disposition of such Registrable Shares;

         (h) notify each holder, at any time a prospectus covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

         (i) in addition to its obligations concerning registration of the Registrable Shares, IMRglobal agrees that for a period of two years from the date of this Agreement or until all the Registrable Shares have been sold, whichever occurs first, IMRglobal shall use its reasonable commercial efforts to keep current in filing all reports, statements and other materials required to be filed by IMRglobal with the SEC to permit holders of the Registrable Shares to sell such securities under Rule 144 promulgated under the Securities Act.

     Section 7.9 TAX TREATMENT. The Parties agree to treat the Merger as a Tax free reorganization pursuant to Section 368(a) of the Code.

     Section 7.10 NASDAQ LISTING. IMRglobal will use its reasonable commercial efforts to cause the Consideration Shares to be approved for listing on Nasdaq, subject to official notice of issuance, within 15 days after the Closing Date.

     Section 7.11 CONTINGENT FEES. The Parties agree that any amounts recovered or recoverable for work done by Orion or its employees for which payment is contingent (in all or part) shall be due and payable to the Surviving Corporation; provided, however, that cash bonuses, cash distributions or accrued bonuses shall not affect the agreement contained in this Section 7.11.

     Section 7.12 INSURANCE. The Surviving Corporation shall maintain in effect the same or substantially similar insurance coverage as set forth in Schedule 4.15, for a period of not less than one year from the Closing Date.

                                  ARTICLE VIII
                            INDEMNIFICATION; SURVIVAL

     Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Orion Shareholders, IMRglobal and the MergerSub contained in Articles IV and V of this Agreement shall survive the Closing and continue in full force and effect for a period of one year from the Closing Date. None of the representations and warranties of Orion contained in
Article IV shall survive the Closing.

     Section 8.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF IMRGLOBAL. Subject to the limitations set forth in this Article VIII, if any Orion Shareholder breaches (or in the event any third party alleges facts that, if true, would mean any Orion Shareholder has breached) any of its representations, warranties and covenants contained in this Agreement, and IMRglobal makes a written claim for indemnification against any Orion Shareholder pursuant to the notice provisions set forth in Section 11.1 below within the applicable survival period set forth in Section 8.1, then the Orion Shareholders jointly and severally agree to indemnify IMRglobal up to the Shareholder limitation set forth below for Adverse Consequences IMRglobal may suffer through and after the date of the claim for indemnification (including any Adverse Consequences IMRglobal may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that after the Closing, no Orion Shareholder shall have any obligation to indemnify IMRglobal from and against any Adverse Consequences proximately caused by the breach of any representation, warranty or covenant of the Orion Shareholders contained in Article IV (a) until IMRglobal has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of an aggregate threshold of $200,000 (at which point IMRglobal shall be entitled to indemnification from the first dollar of Adverse Consequences) or thereafter (b) to the extent the Adverse Consequences IMRglobal has suffered by reason of all such breaches exceeds 70% of the Merger Consideration received by such Orion Shareholder (after which point such Orion Shareholder shall have no obligation to indemnify IMRglobal from and against further such Adverse Consequences). The foregoing indemnification obligation shall be payable in cash and/or shares of IMRglobal Common Stock (valued at the then current market price) at the sole election of each Orion Shareholder.

     Section 8.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE ORION SHAREHOLDERS. Subject to the limitations set forth in this Article VIII, if IMRglobal or the MergerSub breaches (or in the event any third party alleges facts that, if true, would mean IMRglobal or the MergerSub had breached) any of its representations, warranties or covenants contained in this Agreement and an Orion Shareholder makes a written claim for indemnification against IMRglobal or the MergerSub pursuant to the notice provisions set forth in Section 11.1 below within the applicable survival period set forth in Section 8.1, then IMRglobal agrees to indemnify such Orion Shareholder, from and against any Adverse

Consequences such Orion Shareholder may suffer through and after the date of the claim for indemnification resulting from, arising out of or caused by the breach (or the alleged breach); provided however, that IMRglobal shall have no obligation to indemnify such Orion Shareholder from and against any Adverse Consequences proximately caused by the breach of any representation, warranty or covenant of IMRglobal or the MergerSub contained in Article V until (a) such Orion Shareholder has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of an aggregate threshold of $200,000 (at which point such Orion Shareholder shall be entitled to indemnification from the first dollar of Adverse Consequences) or thereafter (b) to the extent the Adverse Consequences such Orion Shareholder has suffered by reason of all such breaches exceeds 70% of the Merger Consideration received by such Orion Shareholder (at which point IMRglobal shall have no obligation to indemnify such Orion Shareholder from and against further such Adverse Consequences).

     Section 8.4 MATTERS INVOLVING THIRD PARTIES. (a) If any third party notifies either IMRglobal or the Orion Shareholders (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Article VIII, then the Indemnifying Party shall promptly (and in any event within 10 business days after receiving notice of the Third Party Claim) notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is prejudiced.

         (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; and (vi) no conflict of interest develops between the Indemnifying Party and the Indemnified Party.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably);

         (d) In the event any of the conditions in Section 8.4(b) fail to be complied with, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party ), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

     Section 8.5 DETERMINATION OF ADVERSE CONSEQUENCES. All claims for indemnification payments under this Article VIII shall be made in good faith and although a claim may be made under the Agreement, no payments shall be made for the benefit of the Indemnified Party until the Indemnified Party has incurred actual out-of-pocket expenses.

     Section 8.6 OTHER INDEMNIFICATION PROVISIONS. Each Orion Shareholder hereby agrees that he will not make any claim for indemnification against Orion by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by IMRglobal or any third party against Orion (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

     Section 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing of the following conditions:

         (a) CONSENTS AND APPROVALS. Other than the filing provided for by
Section 2.2 and any filing pursuant to state takeover laws, all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (including the expiration of all applicable waiting periods under the HSR Act), the failure to obtain which would have a Material Adverse Effect on IMRglobal and its Subsidiaries, Orion and its Subsidiary, the Orion Shareholders or the Surviving Corporation, shall have been filed, occurred, or been obtained. IMRglobal shall have received all state securities or "blue sky" permits and other authorizations necessary to issue IMRglobal Common Stock pursuant to this Agreement. It is acknowledged that IMRglobal may not close the transactions contemplated by this Agreement if more than 35 of the Orion Shareholders are not "accredited investors" for the purposes of the Securities Act.

         (b) POOLING OPINION. IMRglobal shall have received a letter from Arthur Andersen LLP, stating that with respect to Orion the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

         (c) DISSENTING SHARES. The aggregate number of Dissenting Shares shall not equal more than 2% of the outstanding shares of Orion Common Stock.

         (d) 368(a) REORGANIZATION OPINION. IMRglobal and Orion shall have received the opinion, based on appropriate representations of Orion and IMRglobal, of Holland & Knight LLP, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that IMRglobal, the MergerSub, the Orion Shareholders and Orion will each be a party to that reorganization within the meaning of Section 368(b) of the Code and such opinion shall not have been withdrawn or modified in any material respect.

     Section 9.2 CONDITIONS TO OBLIGATIONS OF IMRGLOBAL AND THE MERGERSUB. The obligations of IMRglobal and the MergerSub to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Orion and the Orion Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; provided, however, if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects.

         (b) PERFORMANCE OF OBLIGATIONS OF THE ORION SHAREHOLDERS AND ORION. Each of the Orion Shareholders and Orion shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

         (c) NO INJUNCTION OR RESTRAINTS. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of IMRglobal to own shares of

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

Orion Common Stock and to control Orion, or (D) affect adversely the right of Orion to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (d) DELIVERY OF CERTIFICATE. Each of Orion and the Shareholder Representative shall have delivered to IMRglobal a certificate to the effect that each of the conditions specified above in Section 9.2(a)-(c) is satisfied in all respects;

         (e) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of Orion nor any committee thereof shall have amended, modified, rescinded, or repealed the resolutions adopted by such Board on June 11, 1999 (accurate and complete copies of which have been provided to IMRglobal) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated by this Agreement inconsistent with such resolutions.

         (f) EMPLOYMENT AND/OR NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. Each of the Covenanting Shareholders and the members of the Senior Management Team shall have executed and delivered employment and/or non-competition and non-solicitation agreements in substantially the form set forth in EXHIBIT 9.2(f).

         (g) LEGAL OPINION OF CALFEE, HALTER & GRISWOLD LLP. IMRglobal shall have received the legal opinion of Calfee, Halter & Griswold LLP, counsel to the Orion Shareholders and Orion, to the effect that (i) Orion is duly organized and in good standing under the laws of Ohio and has the corporate power and authority to execute, deliver, and perform this Agreement, (ii) Orion has the authorized, issued and outstanding shares of capital stock set forth in EXHIBIT
4.3 to this Agreement, (iii) there are no outstanding warrants, convertible securities or rights (contractual or otherwise) to acquire any additional shares of Orion Common Stock, and (iv) this Agreement has been duly authorized, executed, and delivered by Orion.

         (h) CAMPANELLA EMPLOYMENT AGREEMENT. Vincent C. Campanella shall have executed and delivered an employment agreement in substantially the form set forth in Section 9.2(i).

         (j) EMPLOYEE MATTERS. There shall have been no material changes in employment of the persons named on Schedule 4.21.

         (k) SHAREHOLDER CERTIFICATES. Each of the Orion Shareholders shall have delivered a Shareholder Certificate.

IMRglobal may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

     Section 9.3 CONDITIONS TO OBLIGATIONS OF THE ORION SHAREHOLDERS AND ORION. The obligations of
                                       41
the Orion Shareholders and Orion to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of IMRglobal and the MergerSub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; provided, however, if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects.

         (b) PERFORMANCE OF OBLIGATIONS OF IMRGLOBAL AND THE MERGERSUB. IMRglobal and the MergerSub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

         (c) NO INJUNCTIONS OR RESTRAINTS. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         (d) DELIVERY OF CERTIFICATES. IMRglobal and the MergerSub shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Section 9.3(a)-(c) is satisfied in all respects.

         (e) EMPLOYMENT AND/OR NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. IMRglobal shall have executed and delivered employment and/or non-competition and non-solicitation agreements in substantially the form set forth in EXHIBIT 9.2(f).

         (f) LEGAL OPINION OF HOLLAND & KNIGHT LLP. The Shareholder Representative shall have received the opinion of Holland & Knight LLP, counsel to IMRglobal to the effect that (i) each of IMRglobal and the MergerSub is duly incorporated and with active status under the laws of Florida and has the corporate power and authority to execute, deliver, and perform this Agreement, and (ii) this Agreement has been duly authorized, executed, and delivered by each of IMRglobal and the MergerSub.

         (g) CAMPANELLA EMPLOYMENT AGREEMENT. IMRglobal shall have executed and delivered an employment agreement in substantially the form set forth in EXHIBIT 9.2(i).

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

Orion and the Shareholder Representative may waive any condition specified in this Section 9.3 if he or it executes a writing so stating at or prior to the Closing.
                                    ARTICLE X
                            TERMINATION AND AMENDMENT

     Section 10.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time before the Closing as follows:

         (a) by the mutual written consent of the board of directors of each of IMRglobal and Orion at any time before the Closing;

         (b) by IMRglobal or Orion if either (i) the Closing shall not have occurred on or before June 30, 1999 provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable;

         (c) by Orion, upon a breach of any material representation, warranty, or agreement set forth in this Agreement; or

         (d) by IMRglobal, upon a breach of any material representation, warranty, or agreement set forth in this Agreement.

     Section 10.2 EFFECTS OF TERMINATION. In the event of a termination of this Agreement by either IMRglobal or Orion as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of IMRglobal, the MergerSub, Orion, or their respective officers or directors, or the Orion Shareholders, except (a) with respect to Section 7.3, and (b) to the extent that such termination results from the willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.1 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (if

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

confirmed), or if mailed by registered or certified mail (return receipt requested) on the third business day after mailing to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)      If to IMRglobal:

                               IMRglobal Corp.
                               26750 US Highway 19 North, Suite 500
                               Clearwater, Florida 33761
                               Attn:  Vincent Addonisio, Senior Vice President
                               Facsimile:  (727) 669-8408

                               With a copy to:

                               Dilip Patel, Esq.
                               26750 US Highway 19 North, Suite 500
                               Clearwater, Florida 33761
                               Facsimile:  (727) 725-1257

                                       and

                               Holland & Knight LLP
                               400 North Ashley Drive
                               Suite 2300
                               Tampa, Florida 33602
                               Attn: Robert J. Grammig, Esq.
                               Facsimile:  (813) 229-0134

                      (b)      If to the Orion Shareholders:

                               George M. Arsenault
                               c/o Orion Consulting, Inc.
                               The Tower at Erieview
                               1301 East 9th Street, Suite 3000
                               Cleveland, Ohio 44114-1800
                               Facsimile:  (216) 687-1488

                               With a copy to:

                               Calfee, Halter & Griswold LLP
                               1400 McDonald Investment Center
                               8800 Superior Avenue
                               Cleveland, Ohio 44114-2688
                               Attn:  Phillip J. Campanella, Esq.
                               Facsimile:  (216) 241-0816

     Section 11.2 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 11.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 11.4 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES . This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     Section 11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law.

     Section 11.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the MergerSub may assign, in its sole discretion, any or all of its rights, interests, and obligations under this Agreement to IMRglobal or to any direct or indirect wholly-owned Subsidiary of IMRglobal. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     Section 11.7 AMENDMENT. This Agreement may not be amended except by an instrument signed on behalf of each of the Parties to this Agreement.

     Section 11.8 EXTENSION; WAIVER. At any time prior to the Closing, the Parties to this Agreement may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party of this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

     Section 11.9 MATERIALITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Articles IV and V of this Agreement or a representation or warranty in any other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement are deemed to be material and the party to whom said representations and warranties are made is entering into this Agreement relying on such representations and warranties.

     Section 11.10 JURISDICTION. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved in the appropriate state or federal court located within the United States Northern District of Ohio or the United States Middle District of Florida. Each Party to this Agreement hereby submits to the jurisdiction of such Courts.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.


ORION CONSULTING, INC., an               IMRGLOBAL CORP., a Florida
Ohio corporation                         corporation


By: /s/  VINCENT C. CAMPANELLA           By: /s/ VINCENT ADDONISIO
   -----------------------------------      ----------------------------------
   Vincent C. Campanella,                   Vincent Addonisio,
   Chairman                                 Senior Vice President


    /s/ GEORGE M. ARSENAULT                 IMRGLOBAL OXFORD CORP., a
--------------------------------------      Florida corporation
George M. Arsenault, individually and
as attorney-in-fact for the Orion
Shareholders
                                          By: /s/ VINCENT ADDONISIO
                                             ----------------------------------
                                             Vincent Addonisio, President